Exhibit 3.1

CB RICHARD ELLIS REALTY TRUST

SECOND ARTICLES OF AMENDMENT OF DECLARATION OF TRUST

THIS IS TO CERTIFY THAT:

FIRST: The Second Amended and Restated Declaration of Trust, as amended (the “Declaration of Trust”) of CB Richard Ellis Realty Trust, a Maryland real estate investment trust (the “Trust”), is hereby amended by deleting Article II of the Declaration of Trust in its entirety and replacing it with the following:

“ARTICLE II

NAME

The name of the trust (hereinafter called the “Trust”) is:

Chambers Street Properties

Under circumstances in which the Board of Trustees of the Trust (the

“Board of Trustees” or “Board”) determines that the use of the name

Chambers Street Properties is not practicable, the Trust may use any other designation or name for the Trust.

SECOND: The foregoing amendment has been approved by the Board of Trustees of the Trust as required by Section 8-501 of the Maryland REIT Law and Article XIV, of the Declaration of Trust.

THIRD: The undersigned President and Chief Executive Officer of the Trust acknowledges these Second Articles of Amendment to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Trust has caused these Second Articles of Amendment to be executed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 19th day of June, 2012. These Second Articles of Amendment shall become effective at 12:01 a.m. (Eastern Time) on July 1, 2012.

[Signature page follows]

CB RICHARD ELLIS REALTY TRUST

By:	/s/ JACK A. CUNEO
Jack A. Cuneo
President and Chief Executive Officer

ATTEST:

By:	/s/ LAURIE E. ROMANAK
Laurie E. Romanak Secretary